HEARTLAND GROUP, INC.
FORM N-SAR: DECEMBER 31, 2003

TRANSMITTAL LETTER

VIA EDGAR

Securities and Exchange Commission
RE:  Form N-SAR
        December 31, 2003

Ladies and Gentleman:

Attached for filing herewith is the Form N-SAR for Heartland Group, Inc. This form is being filed solely for the series of the Registrant designated as Heartland Select Value Fund, Heartland Value Plus Fund, and Heartland Value Fund.

The other series, designated as the Heartland Taxable Short Duration Municipal Fund, Heartland Short Duration High-Yield Municipal Fund, and the Heartland High-Yield Municipal Bond Fund, were placed into Receivership on March 21, 2001, and are not included in this filing.

By (Signature and Title)* /s/ Nicole J. Best
                                         Nicole J. Best
            Treasurer & Principal Accounting Officer










SUB-ITEM 77B
REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Heartland Group, Inc.

In planning and performing our audit of the financial statements of Heartland Select Value Fund, Heartland Value Plus Fund and Heartland Value Fund (three of the portfolios of Heartland Group, Inc., hereafter referred to as the "Funds") for the year ended December 31, 2003, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

By (Signature )* /s/ Pricewaterhousecoopers, LLP
		   Milwaukee, Wisconsin
February 2, 2004


SUB-ITEM 77C
SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

	On January 20 2004, a special meeting of shareholders of the Heartland Select Value, Heartland Value Plus and Heartland Value Funds (the "Heartland Funds") was held upon the presence of a quorum. The purpose of the meeting was to elect four nominees to the Board of Directors. The nominees were selected by the nominating committee of the Board of Directors. None of the members of the nominating committee were "interested persons" (as defined in the Investment Company Act) of Heartland Funds or Heartland Advisors. The nominees included three current directors (William J. Nasgovitz, Dale J. Kent and Lawrence M. Woods) and a new nominee (Michael D. Dunham). All four nominees were elected, each having received a majority of the votes cast, and now comprise the entire Board. As a result of this election, 75% of the directors are not "interested persons" of Heartland Funds or Heartland Advisors.
	The specific voting results were as follows:
Election of Directors

	    % of Outstanding Shares		% of Shares Voted
      	Approve      Withheld		Approve      Withheld
William J. Nasgovitz
		71.285%	 5.156%		93.255%	 6.745%
Dale J. Kent
		73.313	 3.128		95.908	 4.092
Lawrence M. Woods
		73.282	 3.159		95.868	 4.132
Michael D. Dunham
		73.374	 3.067		95.988	 4.012


SUB-ITEM 77E
LEGAL PROCEEDINGS

As disclosed in the Heartland Funds most recent annual report:

On July 18, 2002, pursuant to a stipulation and following a fairness hearing, the U.S. District Court for the Eastern District of Wisconsin approved a settlement of a consolidated class action brought by shareholders of the Heartland High-Yield Municipal Bond Fund and the Heartland Short Duration High-Yield Municipal Fund (together, the "High-Yield Funds"), in which Heartland Group, Inc. (the "Corporation"), Heartland Advisors, Inc. (the "Advisor"), the High-Yield Funds and
certain other parties were named as defendants.  The litigation arose out of a repricing of the securities in the High-Yield Funds in October 2000. The High-Yield Funds have been in receivership since March 2001. Under the terms of the settlement, the Corporation, the Advisor, the High-Yield Funds, and certain related parties were dismissed and released from all claims in the class action upon establishment of a settlement
fund for the benefit of the class plaintiffs.   Neither the Corporation
nor any of its separate funds, directors, or officers were required to contribute to the settlement fund (although the Advisor did make a substantial contribution to facilitate settlement). Subsequently, all other suits filed by persons who opted out of the class action settlement were also settled without any contribution from the Corporation, its funds, directors or officers.
On December 11, 2003, the SEC filed a civil complaint in United States District Court for the Eastern District of Wisconsin (Civil Action No. 03C1427) relating to the High-Yield Funds against the Advisor; William J. Nasgovitz, President of the Advisor, President and a director of the Corporation and Co-Portfolio Manager of the Heartland Value Fund; Paul T. Beste, Chief Operating Officer of the Advisor and Vice President of the Corporation; Kevin D. Clark, an officer of the Advisor; certain former officers of the Advisor; a former director of the Corporation; and others. The SEC alleges various violations of the federal securities laws with respect to the pricing of securities owned by the High-Yield Funds and the related calculation of the High-Yield Funds' net asset value per share from March 2000 to March 2001; disclosures in the prospectus, other Commission filings and promotional materials for the High-Yield Funds relating to risk management, credit quality, liquidity and pricing; breach of fiduciary duty; the sale in September and October 2000 by certain individual defendants of shares of the High-Yield Funds while in possession of material, non-public information about those funds; and the disclosure of material, non-public information to persons who effected such sales.
The SEC seeks civil penalties and disgorgement of all gains received by the defendants as a result of the conduct alleged in the complaint, a permanent injunction against the defendants from further violations of the applicable federal securities laws, and such other relief as the court deems appropriate.
The complaint does not involve the Corporation, the Heartland Select Value, Value Plus or Value Funds (the "Funds"), any portfolio manager of those Funds (other than Mr. Nasgovitz) or any of the current independent directors of the Corporation. However, an adverse outcome for the Advisor and/or its officers named in the complaint may affect their ability to continue to provide services to the Funds.